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                                              Contacts:
                                              Rebecca Peterson
                                              Director, Corporate Communications
                                              Alkermes, Inc.
                                              (617) 583-6378

FOR RELEASE MONDAY, FEBRUARY 10, 2003 AT 4:30 PM

                     ALKERMES ADOPTS SHAREHOLDER RIGHTS PLAN

CAMBRIDGE, MA FEBRUARY 10, 2003 -- Alkermes, Inc. (Nasdaq:ALKS) announced that its Board of Directors adopted a Shareholder Rights Plan under which all Common shareholders of record as of February 20, 2003 will receive rights to purchase shares of a new series of Preferred Stock. The Rights Plan is designed to enable all Alkermes shareholders to realize the full value of their investment and to provide for fair and equal treatment for all shareholders in the event that an unsolicited attempt is made to acquire Alkermes. The adoption of the Rights Plan is intended as a means to guard against coercive takeover tactics and is not in response to any particular proposal.

The rights will be distributed as a non-taxable dividend and will expire in ten years from the record date. Each right will initially entitle Common shareholders to purchase a fractional share of the Preferred Stock for $80. Subject to certain exceptions, the rights will be exercisable only if a person or group acquires 15 percent or more of Alkermes' Common Stock or announces a tender or exchange offer upon the consummation of which such person or group would own 15 percent or more of Alkermes' Common Stock. Subject to certain exceptions, if any person or group acquires 15 percent or more of Alkermes' Common Stock, all rightsholders, except the acquiring person or group, will be entitled to acquire Alkermes' Common Stock (and in certain instances the stock of the acquiror) at a discount.

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The effect will be to discourage acquisitions of more than 15 percent of
Alkermes' Common Stock without negotiations with the Board of Directors. The rights will trade with Alkermes' Common Stock, unless and until they are separated upon the occurrence of certain future events. Generally, Alkermes' Board of Directors may amend the Rights Plan or redeem the rights prior to 10 days (subject to extension) following a public announcement that a person or group has acquired 15% or more of Alkermes' Common Stock. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all shareholders following the record date.

Alkermes, Inc. is an emerging pharmaceutical company developing products based on its sophisticated drug delivery technologies to enhance therapeutic outcomes. Our areas of focus include: controlled, extended-release of injectable drugs utilizing our ProLease(R) and Medisorb(R) delivery systems and the development of inhaled pharmaceutical products based on our proprietary Advanced Inhalation Research, Inc., ("AIR(R)") pulmonary delivery system. Our business strategy is twofold. We partner our proprietary technology systems and drug delivery expertise with many of the world's finest pharmaceutical companies and also develop novel, proprietary drug candidates for our own account. In addition to our Cambridge, Massachusetts headquarters, research and manufacturing facilities, we operate research and manufacturing facilities in Ohio.

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